Exhibit 10.48
Restricted Stock Unit
Award Agreement
«Participant_Name»
«Grant_Date»

Tractor Supply Company
Restricted Stock Unit Award Agreement
THIS AGREEMENT, effective «Grant_Date», represents the grant of Restricted Stock Units (“RSUs”) by Tractor Supply Company (the “Company”), to «Participant_Name», Director, pursuant to the provisions of the 2006 Stock Incentive Plan (the “Plan”).
The Plan provides a complete description of the terms and conditions governing the RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
Overview of the Director’s Award
1.	Date of Grant. «Grant_Date»

2.	Grant of Restricted Stock Units. The Company hereby grants the Director «Shares_Granted» RSUs pursuant to the terms and conditions contained herein.

3.
Vesting Period. One hundred percent (100%) of the RSUs will vest over the subject Term as director (“Term” defined herein as the annual Board of Director’s term of director service, i.e. May 7, 2009-May 2010) provided the Director has continued in the service of the Company through such date.

4.
Termination of Service. Subject to the requirements set forth in Paragraph 8, and unless otherwise determined by the Committee at the time of the Director’s termination of service, all unvested RSUs held by the Director upon termination of service shall be forfeited to the Company.

5.
Payment of RSUs. The Director shall be entitled to receive Shares for RSUs whose restrictions have lapsed pursuant to Paragraphs 3 or 8 herein. The Director will receive a number of Shares equal to the number of vested RSUs. The Shares will be distributed to the Director promptly following the date on which the Director’s Term expires. Notwithstanding the foregoing, if the Director’s service is terminated due to a Change in Control, the Shares (or the value of the Shares) shall be distributed to the Director 30 days following the Change in Control; provided however, if the change in control does not qualify for a Change in Control as defined under Code Section 409A the Shares (or the value of the Shares) shall not be distributed until one year following the date in which the Director’s service on the Board terminates.

6.
Dividends. Currently the Company does not pay dividends on its Shares; however, the Director shall be entitled to receive dividend equivalents, which represent the right to receive cash payments or Shares, measured by the dividend payable with respect to the corresponding number of RSUs, if the Company begins paying dividends during the mandatory deferral period. Such dividend equivalents shall be paid in cash or Shares 30 days following the date in which the dividend is distributed to the shareholders.

«Participant_Name»

7.
Rights as Stockholder. The Director shall not have voting or any other rights as a shareholder of the Company with respect to RSUs. The Director will obtain full voting and other rights as a shareholder of the Company upon the settlement of RSUs in Shares.

8.
Change in Control. In the event of a Change in Control of the Company, all then-outstanding RSUs shall vest in full and the Shares (or value of such Shares) shall be distributed to the Director as provided in Paragraph 5 of this Agreement.

9.
Non-transferability. The RSUs awarded pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (“Transfer”) other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Deferred Stock Units, the Director’s right to such RSUs shall be immediately forfeited to the Company, and this Agreement shall lapse.

10.
Requirements of Law. The granting of RSUs under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.
Administration. This Agreement and the Director’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Director.

12.
Continuation of Directorship. This Agreement shall not confer upon the Director any right to continuation of service with the Company nor shall this Agreement interfere in any way with the Board’s right to terminate the Director’s service at any time.

13.
Amendment to the Plan and/or this Agreement. The Plan is discretionary in nature and the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Director’s rights under this Agreement, without the Director’s written approval. Any amendment and/or termination of this Agreement will not accelerate a payment date if such amendment or termination would subject such amounts to taxation under Code Section 409A.

14.
Successor. All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

«Participant_Name»

15.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.
Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the state of Tennessee without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the state of Tennessee.

16.
Voiding of Agreement Provision. If a provision under this Agreement causes an amount to become subject to taxes and penalties under Code Section 409A, such amount shall be deemed null and void and the Committee has the ability to take whatever steps required to accomplish the objectives of the Agreement without causing such amount to be subject to tax and penalties, and without the Company incurring additional cost or liability.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of «Grant_Date».
Tractor Supply Company:

By:

Director:
«Participant_Name»

Signature
«Participant_Name»

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